Rule 12b-1 Fee Agreement

Quasar Distributors, LLC

615 East Michigan Street

Milwaukee, WI 53202

            , 20

[Dealer Name]

[Street]

[City, State, Zip]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to Rule 12b-1 payments to be made to you pursuant to the dealer agreement between you and us (the “Dealer Agreement”) which entitles you to serve as a selected dealer of the funds set forth on Exhibit A to this Agreement (the “Funds”).

1. Pursuant to Distribution Plans adopted by the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “Plans”) and the Dealer Agreement, we will remit to you on a monthly basis (within ten business days following the end of the month to which such payments relate) Rule 12b-1 payments as described in each applicable Fund’s prospectus; provided, however, that no Rule 12b-1 payments shall be due to you unless and until we receive such payments from the applicable Fund. Rule 12b-1 payments are in consideration of distribution and/or shareholder services provided by you to your customers who invest in and own shares of the Funds. Shareholder services may include providing information periodically to customers showing their positions in Fund shares and responding to routine inquiries from customers concerning their investment in Fund shares.

2. You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

3. You shall furnish us with such information as shall reasonably be requested either by the Directors of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

4. This Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Funds’ Directors, on 60 days’ written notice, without payment of any penalty. In addition, this Agreement will be terminated by any act that terminates the Plans or

First American 12/31/2010

the Dealer Agreement and shall terminate immediately in the event of its assignment. This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5. This Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plans are approved at least annually by a vote of the Board of Directors of the Funds. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By:
James R. Schoenike, President

Accepted:

(Dealer Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:

(Name and Title)

First American 12/31/2010

Exhibit A

For all services rendered pursuant to the Bank-Trust Company Dealer Agreement, we shall pay you a fee based on the average daily net assets of Class A shares of the following Funds, as applicable, which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer of record. The amount of the 12b-1 fee for each Fund is described and set forth in each Fund’s current prospectus.

We shall make the determination of the net asset value of each class of shares of the Funds, which determination shall be made in the manner specified in the Funds’ current prospectuses, and pay to you, on the basis of such determination, the fee specified, to the extent permitted under the Plans.

First American Funds, Inc.

Government Obligations Fund

Prime Obligations Fund

Tax Free Obligations Fund

Treasury Obligations Fund

U.S. Treasury Money Market Fund

First American 12/31/2010